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                                                                   Exhibit 10.4





                               ASSET PURCHASE AGREEMENT



                                    by and between

                              RIVER NORTH STUDIOS, INC.

                                         and

                                   INTERSOUND, INC.


                            dated as of November 13, 1996


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                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I          PURCHASE AND SALE OF ASSETS..............................  1
    1.1       Assets........................................................  1
    1.2       Excluded Assets...............................................  3

ARTICLE II         ASSUMPTION OF CERTAIN LIABILITIES........................  4
    2.1       Assumed Liabilities...........................................  4
    2.2       Excluded Liabilities..........................................  4

ARTICLE III        CONSIDERATION AND MANNER OF PAYMENT......................  5
    3.1       Purchase Price................................................  5
    3.2       Allocation of Purchase Price..................................  6

ARTICLE IV         CLOSING..................................................  6
    4.1       Closing.......................................................  6
    4.2       Deliveries by Seller..........................................  6
    4.3       Deliveries by Buyer...........................................  7

ARTICLE V          REPRESENTATIONS AND WARRANTIES OF SELLER.................  8
    5.1       Organization and Good Standing................................  8
    5.2       Authority; No Conflict........................................  9
    5.3       Financial Statements.......................................... 10
    5.4       Books and Records............................................. 10
    5.5       Title to Properties and Assets; Encumbrances.................. 10
    5.6       Condition and Sufficiency of Assets........................... 11
    5.7       Accounts Receivable........................................... 11
    5.8       Inventory and Capitalized Assets.............................. 11
    5.9       No Undisclosed Liabilities.................................... 11
    5.10      Taxes......................................................... 12
    5.11      No Material Adverse Change.................................... 12
    5.12      Employee Benefits............................................. 12
    5.13      Compliance with Legal Requirements;
              Governmental Authorizations................................... 14
    5.14      Legal Proceedings; Orders..................................... 15
    5.15      Absence of Certain Changes and Events......................... 17
    5.16      Contracts; No Defaults; Key Customers......................... 18
    5.17      Insurance..................................................... 20
    5.18      Environmental Matters......................................... 20
    5.19      Employees..................................................... 22
    5.20      Labor Disputes; Compliance.................................... 22
    5.21      Intellectual Property......................................... 22

    5.22      [Reserved].................................................... 23

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                                                                            PAGE
                                                                            ----
    5.23      Bank Accounts................................................. 23
    5.24      Disclosure.................................................... 23
    5.25      Relationships with Related Persons............................ 23
    5.26      Brokers or Finders............................................ 24
    5.27      Securities.................................................... 24
    5.28      [Reserved.]................................................... 24
    5.29      Securities Law Representations................................ 24

ARTICLE VI         REPRESENTATIONS AND WARRANTIES OF BUYER.................. 25
    6.1       Organization and Good Standing................................ 26
    6.2       Authority; No Conflict........................................ 26
    6.3       Certain Proceedings........................................... 27
    6.4       Brokers or Finders............................................ 27
    6.5       Securities Law Representation................................. 27
    6.6       Disclosure.................................................... 27

ARTICLE VII        COVENANTS OF SELLER...................................... 27
    7.1       Access and Investigation...................................... 27
    7.2       Operation of the Businesses of Seller......................... 27
    7.3       Negative Covenant............................................. 28
    7.4       Required Approvals and Consents............................... 28
    7.5       Notification.................................................. 29
    7.6       Best Efforts.................................................. 29
    7.7       Disclosure Letter............................................. 29

ARTICLE VIII       COVENANTS OF BUYER....................................... 30
    8.1       Approvals of Governmental Bodies.............................. 30
    8.2       Best Efforts.................................................. 30
    8.3       Meeting of Stockholders of Buyer.............................. 30
    8.4       Notification.................................................. 30

ARTICLE IX    ADDITIONAL AGREEMENTS......................................... 31
    9.1       Public Disclosure............................................. 31
    9.2       Auditors' Letters............................................. 31
    9.3       Nonassignable Contracts....................................... 31
    9.4       Blue Sky Laws................................................. 31
    9.5       Consulting, Employment and Non-Competition Agreements......... 31
    9.6       Control of Seller............................................. 32
    9.7       Permitted Tax Distribution.................................... 33

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                                                                            PAGE
                                                                            ----
ARTICLE X          MUTUAL CONDITIONS PRECEDENT TO PARTIES'
                   OBLIGATION TO CLOSE...................................... 34
    10.1      Mutual Conditions............................................. 34

ARTICLE XI         CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS TO
                   CLOSE.................................................... 34
    11.1      Accuracy of Representations................................... 34
    11.2      The Seller's Performance...................................... 34
    11.3      Consents...................................................... 35
    11.4      Additional Documents.......................................... 35
    11.5      No Proceedings................................................ 35
    11.6      No Prohibition................................................ 35
    11.7      Material Adverse Change....................................... 35
    11.8      Due Diligence and Disclosure Letter........................... 36
    11.9      Net Worth of Seller........................................... 36

ARTICLE XII        CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO
                   CLOSE.................................................... 36
    12.1      Accuracy of Representations................................... 36
    12.2      Buyer's Performance........................................... 36
    12.3      Additional Documents.......................................... 36
    12.4      No Proceedings................................................ 37
    12.5      No Prohibition................................................ 37
    12.6      Material Adverse Change....................................... 37

ARTICLE XIII       TERMINATION.............................................. 37
    13.1      Termination Events............................................ 37
    13.2      Effect of Termination......................................... 38

ARTICLE XIV        INDEMNIFICATION.......................................... 38
    14.1      Survival and Limitations...................................... 38
    14.2      Indemnification of Buyer...................................... 39
    14.3      Indemnification of Seller..................................... 40
    14.4      Indemnification Procedure for Third Party Claims.............. 41

ARTICLE XV         DEFINITIONS.............................................. 43
              "AFFILIATES".................................................. 43
              "APPLICABLE CONTRACT"......................................... 43
              "BEST EFFORTS"................................................ 43
              "BREACH"...................................................... 43
              "CLOSING DATE"................................................ 43
              "CODE"........................................................ 44

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                                                                            PAGE
                                                                            ----
              "CONTEMPLATED TRANSACTIONS"................................... 44
              "CONTRACT".................................................... 44
              "DISCLOSURE LETTER"........................................... 44
              "ENCUMBRANCE"................................................. 44
              "ERISA"....................................................... 44
              "EXCHANGE ACT"................................................ 44
              "FACILITIES".................................................. 44
              "GAAP"........................................................ 44
              "GOVERNMENTAL AUTHORIZATION".................................. 44
              "GOVERNMENTAL BODY"........................................... 44
              "IRS"......................................................... 45
              "LEGAL REQUIREMENT"........................................... 45
              "ORDER"....................................................... 45
              "ORDINARY COURSE OF BUSINESS"................................. 45
              "ORGANIZATIONAL DOCUMENTS".................................... 45
              "PERSON"...................................................... 46
              "PROCEEDING".................................................. 46
              "RELATED PERSON".............................................. 46
              "REPRESENTATIVE".............................................. 46
              "SECURITIES ACT".............................................. 46
              "SEC"......................................................... 46
              "THREATENED".................................................. 47

ARTICLE XVI        GENERAL PROVISIONS....................................... 47
    16.1      Expenses...................................................... 47
    16.2      Notices....................................................... 47
    16.3      Further Assurances............................................ 47
    16.4      Waiver........................................................ 48
    16.5      Entire Agreement and Modification............................. 48
    16.6      Assignments, Successors, and No Third-Party Rights............ 48
    16.7      Severability.................................................. 48
    16.8      Section Headings, Construction................................ 48
    16.9      Governing Law................................................. 48
    16.10     Counterparts.................................................. 49
    16.11     No Strict Construction........................................ 49

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    IN MAKING AN INVESTMENT DECISION, THE SELLER MUST RELY ON ITS OWN
EXAMINATION OF THE ISSUER OF THE CONVERTIBLE DEBENTURES BEING TRANSFERRED HEREUNDER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE CONVERTIBLE DEBENTURES BEING SOLD HEREUNDER HAVE NOT BEEN RECOMMENDED, APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY. NONE OF THE FOREGOING AUTHORITIES HAVE PASSED UPON, OR ENDORSED THE MERITS OF, THIS OFFERING OR THE ACCURACY OR ADEQUACY OF INFORMATION PROVIDED. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE CONVERTIBLE DEBENTURES BEING SOLD HEREUNDER HAVE NOT BEEN REGISTERED WITH THE SEC UNDER THE SECURITIES ACT OF 1933 ("THE 1933 ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATES, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH STATE LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND SUCH APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREUNDER.

                               ASSET PURCHASE AGREEMENT


      This Asset Purchase Agreement (this "Agreement") is made as of November 13, 1996 by and between RIVER NORTH STUDIOS, INC., a Delaware corporation ("Buyer") and INTERSOUND, INC., a Minnesota corporation ("Seller"). Capitalized terms that are not otherwise defined in this Agreement are defined in Article
15. The parties agree that, notwithstanding the date first set forth above, the effective date and time of this Agreement shall be 12:01 a.m. (E.S.T) November 1, 1996 (the "Effective Date").

      The parties, intending to be legally bound, agree as follows:

      WHEREAS, Seller is engaged in the business of recording, releasing and distributing recorded music products for sale to the public, and has its principal place of business located at 11810 Wills Road, Roswell, Georgia;

      WHEREAS, Buyer is a wholly-owned subsidiary of Platinum Entertainment, Inc. a Delaware corporation (the "Parent"); and

      WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of Seller's property and assets, and in connection therewith, Buyer has agreed to assume certain liabilities of Seller, all upon the terms and subject to the conditions set forth below.

      NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                      ARTICLE I

                             PURCHASE AND SALE OF ASSETS

      1.1 ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all liens, mortgages, charges, security interests, pledges or other encumbrances or adverse claims or interests of any nature, other than the Bank Lien (as defined in Section 5.5) and Permitted Encumbrances (as defined below) (and other than those liabilities specifically being assumed by Buyer as provided in Section 2.1 below), and Buyer is purchasing from Seller, all of Seller's right, title and interest in and to all property and assets (other than Excluded Assets) of Seller as of the Closing Date, wherever located and whether or not all or any of said property and assets appear on or are reflected upon Seller's books, records or financial statements (collectively, the "Assets"), including, but not limited to, the following:

             (a)    All of Seller's musical compositions and master recordings;


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             (b)    All fixtures, equipment (including computer hardware and
      software, to the extent owned or licensed by Seller, as the case may be), machinery, tools, vehicles (whether or not registered under motor vehicle registration laws), furniture, office furniture and equipment, and other similar personal property of Seller (collectively, the "Personal Property");

             (c) All inventory of Seller, including without limitation, raw materials, components, work-in-process, finished goods, merchandise for resale, and office, operating and other supplies, whether or not located at Seller's principal place of business (collectively "Inventory");

             (d) All notes and accounts receivable of Seller and all notes, bonds and other evidences of indebtedness of any corporation or other person held by Seller;

             (e) All rights Seller may have under any and all Contracts in which Buyer assumes the obligations thereunder pursuant to Section 1.2 below, including, without limitation, agreements, purchase orders, licenses and leases, publishing agreements, artist contracts and license agreements;

             (f) All proprietary information of Seller, including, without limitation, all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and customer and supplier lists and related information and all other proprietary rights (collectively, "Intellectual Property") relating to the manufacture, merchandising, publication, sale or distribution of products and the conduct of Seller's business;

             (g) All records, files, and papers of Seller, including but not limited to sales and purchase correspondence, books of account and employment records relating to the Assets and business of Seller purchased hereunder;

             (h) All licenses, approvals and authorizations by or of governmental authorities or third parties ("Permits") necessary for the continued conduct of Seller's business or required in connection with ownership or operation of the Assets.

             (i) All causes of actions, claims, warranties, guarantees, refunds, rights of recovery and set-off of every kind and character, including, without limitation, rights and claims related to the Intellectual Property and rights and claims against suppliers of

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      inventory and other assets transferred hereunder, other than those relating exclusively to the Excluded Assets or the Excluded Liabilities;

             (j) All goodwill associated with Seller's business, including, without limitation, goodwill associated with the Intellectual Property;

             (k) All deposits and prepaid assets and expenses of Seller, including prepaid royalties;

             (l) All insurance, warranty and condemnation proceeds received by Seller after the Closing Date with respect to damage, nonconformance of or loss to the Assets, other than those relating to exclusively to the Excluded Liabilities;

             (m) Seller's rights to the Leased Premises (as defined in Section 5.18) and all other rights, if any, under the leases related thereto;

             (n) All cash and cash equivalents of Seller, including, without limitation, all cash receipts, lockboxes and bank accounts, other than the cash payments being delivered by Buyer pursuant to this Agreement;

             (o) All of the Seller's rights to songs, copyrights and contracts assigned to Seller previously owned by Red Rewmar Music, Inc., Spec Twelve Music, Inc. and Rappel Music, Inc. (the "Affiliated Companies") (representing all of the operating assets of such entities), each of which are music publishing companies under common control with the Seller, which assets are to be acquired by Seller between the date hereof and the Closing Date; and

             (p) All other properties and assets owned or held by the Seller as of the Closing Date, whether or not of a type falling within any of the categories of assets or properties described above.

      1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the following properties and assets of Seller shall be retained by Seller and are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the "Excluded Assets"):

             (a) Seller's formal corporate records, including Articles of Incorporation, corporate seal, minute books, stock books and other records having exclusively to do with the corporate organization of Seller, and all of Seller's tax returns and tax records;

             (b)    Seller's rights to refunds of tax deposits;

             (c) Seller's rights pursuant to or under this Agreement, including the consideration due to Seller hereunder;

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             (d)    Records of Seller relating solely to the Excluded Assets;
      and

             (e) All Employee Benefit Plans and any and all rights therein or in the assets thereunder; and

             (f) Seller's rights with respect to life insurance policies on the lives of its officers.


                                      ARTICLE II

                          ASSUMPTION OF CERTAIN LIABILITIES

      2.1 ASSUMED LIABILITIES. From and after the Closing Date, Buyer will assume and agree to pay, defend, discharge and perform as and when due only (a) liabilities or obligations reflected or reserved against in the Interim Balance Sheet, including without limitation obligations of Seller not in excess of $600,000 with respect to the currently pending audit by the Harry Fox Agency for periods ended December 31, 1994 (the "Assumed Fox Liability"), (b) all other liabilities of Seller incurred in the Ordinary Course of Business subsequent to the date of the Interim Balance Sheet and prior to the Closing and accrued in accordance with GAAP (it being understood that lawsuits or causes of action relating, directly or indirectly, to Tax, patent, trademark, copyright, labor, employment, environmental and product liability are not included under this clause (b)), (c) first arising after the Closing under any Contract or Permit that are or are required to be set forth in the Disclosure Letter (for which the rights thereunder are acquired by Buyer hereunder) and which obligations are to be performed in the Ordinary Course of Business (none of which obligations result, directly or indirectly, from a breach of contract, breach of warranty, tort, infringement or lawsuit occurring prior to the Closing) and (d) all obligations of Seller, including principal, interest, premiums or other charges, under Seller's loan agreement with NationsBank (the "NationsBank Loan") as existing on the Closing Date or to be performed on or after the Closing Date (all such liabilities and obligations to be so assumed by Buyer pursuant to this Section 2.1 being referred to collectively as the "Assumed Liabilities").

      2.2 EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained in this Agreement or any agreement, document, certificate or instrument being delivered pursuant to this Agreement (collectively, the "Transaction Documents"), and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule or Exhibit hereto or thereto, Buyer shall not assume or agree to pay, perform or discharge or in any manner be responsible for any Excluded Liabilities. As used herein, the term "Excluded Liabilities" means any and all debts, liabilities or obligations of Seller or of any Employee Benefit Plan of any kind or nature whatsoever, other than the Assumed Liabilities described in Section 2.1, and the Excluded Liabilities shall include, without limitation (a) any suits or causes of action relating, directly or indirectly, to Tax, patent, trademark, copyright, labor, employment, environmental or product liability issues arising out of or relating to the conduct of Seller at any time prior to, on or after the Closing Date, (b) any claims by any third parties relating directly or indirectly to any audit or investigation of Seller by the Harry Fox Agency for any period prior to the Closing Date, except for the Assumed Fox Liability (c) any liabilities whatsoever relating, directly or indirectly, to any Excluded Assets and (d) debts, liabilities or obligations of any kind or nature whatsoever relating to the Affiliated Companies.


                                     ARTICLE III

                         CONSIDERATION AND MANNER OF PAYMENT

      3.1 PURCHASE PRICE. The aggregate purchase price for the Assets (the "Purchase Price") to be paid by Buyer to Seller at Closing for the Assets shall be $29,000,000 payable as follows, plus the assumption by Buyer of the Assumed
Liabilities:

             (a) Twenty-four Million Dollars ($24,000,000) in cash (the "Cash Consideration") payable at Closing by wire transfer of immediately available funds to an account of Seller at a bank or banks specified by Seller in wire transfer instructions provided to Buyer at least two (2) Business Days prior to the Closing Date.

             (b) The parties hereto acknowledge that the Buyer has deposited with Seller an amount equal to $100,000 (the "Deposit") which shall be applied to the Cash Consideration due Seller at the Closing. In the event this Agreement is terminated by either Seller or Buyer (other than as a result of a breach by the other party), the Deposit shall be split in half, whereby Seller shall be entitled to retain $50,000 of the Deposit and the remaining $50,000 shall be returned immediately to the Buyer. Notwithstanding the above, if this Agreement is terminated by either Seller or Buyer pursuant to Section 13.1(a) below as a result of a breach by the other party, the non-breaching party shall be entitled to the full Deposit; provided, however, the non-breaching party has notified the breaching party, in writing, of such breach, and the breach has continued without cure for a period of ten (10) business days after written notice of such breach has been delivered. In the event of such a breach by Buyer, Seller may either (i) retain the Deposit as its sole and exclusive remedy and in such case Seller shall not be entitled to (A) any other damages for any Losses (as defined below) that may be incurred or
      (B) seek any remedies at law or equity or (ii) seek any equitable remedies (other than a remedy for money damages) available to it. In the event of a breach by Seller which is not cured pursuant to the terms of this Section 3.1(b), Seller shall immediately return the full Deposit to the Buyer and the Buyer may seek any available remedies so that it may be reimbursed for any Losses (as defined below) it incurs as a result of such breach by Seller.

             (c) Five Million Dollars ($5,000,000) in aggregate principal amount of Parent's convertible debentures (the "Convertible Debentures"), having economic terms equivalent to, and all other terms substantially equivalent to, the terms of the convertible debentures issued in the Private Placement (as defined in Section 10.1).

             (d) The parties hereto agree that $1,875,000 in aggregate principal amount of the Convertible Debentures due to Seller at the Closing shall be deposited into an escrow account as security for Seller's indemnification obligations under Article 14 below, pursuant to the terms of an Indemnity Escrow Agreement in the form of Exhibit 3.1(d) attached hereto (the "Indemnity Escrow Agreement").

      3.2 ALLOCATION OF PURCHASE PRICE. The parties hereto agree and acknowledge that the Purchase Price shall be allocated for federal, state, and other taxes as determined by the Buyer, in its sole discretion; provided, however, the allocation by Buyer will not require Seller to recognize net ordinary income as a direct result of such allocation. Buyer agrees to provide Seller with the necessary information with respect to such allocation and Seller agrees that it will adopt and utilize the amounts so allocated by Buyer for purposes of all federal, state and other tax returns filed by it.


                                      ARTICLE IV

                                       CLOSING

      4.1 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement (the "Contemplated Transactions") will take place at the offices of Katten Muchin & Zavis, counsel to Buyer, at 525 West Monroe, Suite 1600, Chicago, Illinois 60661, at 10:00 a.m. (local time) on a date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Articles 10, 11 and 12 or at such other time, date and location as the parties may agree (the "Closing Date"). Subject to the provisions of Section 13, failure to consummate the Contemplated Transactions on the Closing Date will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

      4.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Buyer (the "Seller's Closing Documents"):

             (a) Such bills of sale with respect to the Seller's ownership of the Assets, assignments, endorsements and other documents of title and other good and sufficient instruments of conveyance and transfer, as shall be effective to vest in Buyer full, complete and marketable right, title and interest in and to the Assets, free and clear of all Encumbrances other than the Bank Lien and Permitted Encumbrances (and subject to the Assumed Liabilities), in form and substance reasonably satisfactory to Buyer;

             (b) Copies of all Consents and transfer documents obtained in connection with the transfer of the Applicable Contracts and the Permits, including separate assignments of trademarks and copyrights, in form and substance reasonably satisfactory to Buyer;

             (c) A landlord's estoppel letter with respect to the Leased Premises, in form and substance reasonably satisfactory to Buyer;

             (d) A certificate executed by Seller to the effect that (i) the Seller's representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements delivered by the Seller to Buyer prior to the Closing Date in accordance with Section 7.5) and (ii) the Seller has performed and complied with all material covenants and conditions required to be performed or complied with by it prior to or at the Closing;

             (e) A certified copy of resolutions adopted by the Seller's Board of Directors and the shareholders of the Seller (the
      "Shareholders") authorizing the execution of this Agreement and consummation of the Contemplated Transactions;

             (f) A Good Standing Certificate for the Seller from all states in which it is authorized to do business;

             (g) A copy of the Seller's Articles of Incorporation and all amendments thereto, certified by the Secretary of State of Minnesota, and a copy of the Seller's By-laws, and all amendments thereto, certified by the Secretary of the Seller;

             (h) Those documents and certificates necessary to change the Seller's name as of the Closing Date; such documents and certificates shall be duly executed and complete for filing with the necessary Governmental Bodies; and

             (i) Each of the other documents required to be delivered pursuant to Section 11.4.

      4.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller ( the "Buyer's Closing Deliveries"):

             (a)    The Cash Portion of the Purchase Price, as provided in
      Section 3.1(a);

             (b) The certificates representing the Convertible Debentures, as provided in Section 3.1(b);

             (c) A certificate executed by Buyer to the effect that (A) each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing

      Date as if made on the Closing Date and (B) Buyer has performed and complied with all material covenants and conditions required to be performed or complied with by it prior to or at the Closing;

             (d) A certified copy of resolutions adopted by Buyer's Board of Directors authorizing execution of this Agreement and consummation of the Contemplated Transactions;


             (e) A Good Standing Certificate for Buyer from all states in which Buyer is authorized to do business;

             (f) An assumption agreement and other documents and instruments as may be necessary for the Buyer to assume the Assumed Liabilities as contemplated herein, in form and substance reasonably satisfactory to Seller; and

             (g) A copy of the Shareholders Indemnification Agreement, attached hereto as Exhibit 4.2(h), duly executed by the Buyer; and

             (h)    Each of the documents required to be delivered pursuant to
Section 12.4.


                                      ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, and subject to the limitations set forth in Section 14.1, as follows:

      5.1    ORGANIZATION AND GOOD STANDING.

             (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota, with full corporate power and authority to conduct its business as it is now being conducted, to own, hold under lease, or otherwise possess or use the properties and assets that it purports to own, hold under lease, or otherwise possess or use, and to perform all its obligations under the contracts to which it is a party or by which it is bound. PART 5.1(a) OF THE DISCLOSURE LETTER sets forth each other jurisdiction in which Seller has qualified to do business in accordance with the laws of such jurisdiction. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which such qualification is required by virtue of the nature of the activities conducted by it, except where the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect on Seller.

             (b) Seller has delivered to Buyer copies of the Organizational Documents of Seller, as currently in effect.

             (c) PART 5.1(c) OF THE DISCLOSURE LETTER contains a complete and accurate list of the current directors and officers of Seller.

      5.2    AUTHORITY; NO CONFLICT.

             (a) This Agreement and the Seller's Closing Documents and all other documents entered into by the Seller in connection with the consummation of the Contemplated Transaction (together with the Seller's Closing Documents, the "Seller Transaction Documents"), to the extent applicable, constitute the legal, valid, and binding obligations of the Seller, enforceable against Seller in accordance with their respective terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditor's rights generally and by general equitable principles. Seller has the corporate power and authority to execute and deliver this Agreement and each of the Seller Transaction Documents and to perform its obligations under this Agreement and each of the Seller Transaction Documents. This Agreement and the Seller Transaction Documents, to the extent applicable, have been duly executed and delivered by Seller. The execution and delivery of this Agreement and the Seller Transaction Documents, to the extent applicable, and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of Seller's Board of Directors and the Shareholders.

             (b) Except as set forth in PART 5.2(b) OF THE DISCLOSURE LETTER, neither the execution and delivery of this Agreement or the Seller Transaction Documents, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly:

                    (i) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (A) any provision of the Organizational Documents of Seller, (B) any resolution adopted by Seller's Board of Directors or the Shareholders (C) any Legal Requirement or any Order to which Seller, its business or any of the Assets may be subject, or give any Governmental Body or other Person the right (with or without notice or lapse of time) to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any such Legal Requirement or Order, (D) any of the terms or requirements of, or give any Governmental Body the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or that otherwise relates to Seller's business or any of its assets, or (E) any provision of, or give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract, including, without limitation, the right to cause the release of any asset or property of the Seller held in escrow.

                    (ii) cause the Seller to become subject to, or to become liable for the payment of any Tax for which the Buyer would be liable.

                    (iii) result in (with or without notice or lapse of time) the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

             (c) Except as set forth in PART 5.2(c) OF THE DISCLOSURE LETTER, the Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the Seller Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

      5.3 FINANCIAL STATEMENTS. Seller has delivered to Buyer (a) audited balance sheets of Seller as of April 30 in each of the years 1992 through 1996, and the related statements of operations and cash flows for each of the fiscal years in the five-year period ended April 30, 1996, including in each case the notes thereto and (b) the unaudited balance sheet of Seller at September 30, 1996 (the "Interim Balance Sheet") and the related unaudited statements of operations and cash flows for the five months then ended. Except as described in PART 5.3 OF THE DISCLOSURE LETTER, such financial statements and notes fairly present the financial condition and results of operations of Seller as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount; the financial statements referred to in this Section 5.3 reflect the consistent application of such accounting principles throughout the periods involved, except as may be specifically stated therein. No financial statements of any Person are required by GAAP to be consolidated with the financial statements of Seller.

      5.4 BOOKS AND RECORDS. The books account and other records of Seller, all of which have been made available to Buyer, are complete and correct and in all material respects have been maintained in accordance with sound business practices.

      5.5 TITLE TO PROPERTIES AND ASSETS; ENCUMBRANCES. Seller does not own and has never owned any real property. PART 5.5 OF THE DISCLOSURE LETTER contains a complete and accurate list of all leaseholds or other interests in real property currently owned by Seller. The Seller has good, valid, and in the case of Personal Property, marketable title to all the Assets (whether real, personal, or mixed and whether tangible or intangible), including all of the properties and assets reflected in the Interim Balance Sheet (except for personal property sold since the date of the Interim Balance Sheet in the Ordinary Course of Business and except for any mechanics or other statutory liens for amounts not yet due or any lien of taxes not yet due and payable or liens relating specifically to the Assumed Liabilities, the "Permitted

Encumbrances"). All of the properties and assets purchased or otherwise acquired by Seller since the date of the Interim Balance Sheet (except for supplies, inventory, and personal property acquired since the date of the Interim Balance Sheet in the Ordinary Course of Business) are listed in PART 5.5 OF THE DISCLOSURE LETTER. All of the Assets (including, without limitation, the properties and assets reflected in the Interim Balance Sheet) are free and clear of all Encumbrances, other than the lien created under the NationsBank Loan (the "Bank Lien") and Permitted Encumbrances.

      5.6 CONDITION AND SUFFICIENCY OF ASSETS. The Personal Property used by Seller in the conduct of its business, and to Seller's knowledge, the heating, ventilation, and air-conditioning systems at the Facilities, are, (i) to Seller's knowledge, in good condition and repair, (ii) free of material defects, (iii) adequate for the uses to which they are being put, (iv) not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and (v) sufficient for the continued conduct of Seller's business after the Closing in substantially the same manner as conducted prior to the Closing.

      5.7 ACCOUNTS RECEIVABLE. All accounts receivable of Seller which are being acquired by Buyer hereunder as of the Closing Date, including, without limitation, the accounts receivables set forth on the Interim Balance Sheet (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as set forth in PART 5.7 OF THE DISCLOSURE LETTER, there is no contest, claim, or asserted right of set-off other than returns in the ordinary course of business in any agreement with any maker of an Accounts Receivable.

      5.8    INVENTORY AND CAPITALIZED ASSETS.

             (a) Except for any reserves set forth on the Interim Balance Sheet, all Inventory owned by Seller is and will be fit for the purpose for which it was produced and is in good and, with respect to finished goods, marketable condition. All merchandise Inventory consists of items of a quality and quantity historically useable in the Ordinary Course of Business except for items which are obsolete or below standard quality, all of which have been determined and written down to net realizable value in accordance with GAAP.

             (b) All capitalized assets set forth on the Interim Balance Sheet, including without limitation, prepaid royalties and intangible assets, are properly valued in accordance with GAAP and all reserves and allowances associated with such assets are adequate and calculated consistent with past practice and, in the case of such allowances and reserves as of the Closing Date, will not represent a materially greater percentage of such assets as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of such assets reflected therein.

      5.9    NO UNDISCLOSED LIABILITIES.  Except as set forth in PART 5.9 OF
THE DISCLOSURE LETTER, Seller has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) other than (i) liabilities or obligations reflected or reserved against in the Interim Balance Sheet, (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet,
(iii) obligations under executory Contracts that are set forth in the Disclosure Letter or that are required to be so set forth and which obligations are to be performed in the Ordinary Course of Business, which obligations are apparent from the plain reading of such Contracts; (none of which liabilities, obligations or matters result, directly or indirectly, from a breach of contract, breach of warranty, tort, infringement or lawsuit) and (iv) those liabilities which relate to the Proceedings specifically disclosed in PART 5.14 OF THE DISCLOSURE LETTER.

      5.10 TAXES. Seller has filed all federal, state, local and foreign tax returns, estimates, information statements and reports ("Tax Returns") that it is required to have filed prior to the Closing in connection with the Assets or the operation of Seller's business and such returns are true and correct.
Seller has paid all Taxes, interest and penalties, if any, reflect on such Tax Returns or otherwise due and payable by it in connection with the Assets or the operation of Seller's business as of the Closing. Except as set forth in the Interim Balance Sheet, Seller does not have any liability whatsoever for Taxes that, directly or indirectly, relate to any period prior to the Closing. Any deficiencies proposed as a result of any governmental audits of such Tax Returns have been paid or settled, and there are no present disputes as to Taxes payable by Seller in connection with the Assets or the operation of Seller's business as of the Closing.

      5.11 NO MATERIAL ADVERSE CHANGE. Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Seller or any event, condition, or contingency that is, to Seller's knowledge, to be likely to result in such a material adverse change.

      5.12   EMPLOYEE BENEFITS.

             (a) Except as is described in PART 5.12(a) OF THE DISCLOSURE LETTER, Seller has not at any time maintained, sponsored, adopted, made contributions to, obligated itself or had any liability with respect to:

                    (i) any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA);

                    (ii) any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA); or

                    (iii) any other material benefit plan, policy, program,
             arrangement, agreement or contract, including but not limited to any material personnel policy or fringe benefit, severance agreement, excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus or deferred bonus plans), top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement;

      whether or not written or terminated, with respect to any existing employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (all such plans, policies, programs, arrangements, agreements and contracts, including those that are set forth in PART 5.12(a) OF THE DISCLOSURE LETTER, are referred to in this Agreement as "Employee Benefit Plans").

             (b) Seller has delivered to Buyer a complete and accurate copy, as of the Closing, of each written Employee Benefit Plan, together with a copy of audited financial statements, and Form 5500 Annual Reports (including required schedules) to the extent required by ERISA or the Code, if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a Governmental Authority with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, and the current summary plan description or summary of material modifications with respect to each such plan. PART 5.12(b) OF THE DISCLOSURE LETTER contains a description of the material terms of each unwritten Employee Benefit Plan as comprehended to the Closing Date.

             (c) Each Employee Benefit Plan (i) has been and currently complies in form and in operation in all respects with all applicable requirements of ERISA and the Code, and any other Legal Requirements;
      (ii) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (iii) has been and is operated in compliance with applicable Legal Requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (iv) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

             (d) With respect to each Employee Benefit Plan, there are no claims or other Proceedings pending or Threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably be expected to give rise to any liability, claim or other Proceeding against any Employee Benefit Plan, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits).

             (e) With respect to each Employee Benefit Plan, no person: (i) has entered into any "prohibited transaction," as such term is defined under ERISA or the Code; (ii) has breached an obligation under ERISA; or
      (iii) engaged in any transaction or otherwise acted with respect to such plan in such a manner which could subject Buyer, or any fiduciary or plan administrator or any other person dealing with any such plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980 of the Code.

             (f) Seller has not at any time participated in, made contributions to or had any other liability with respect to any Scheduled Plan which (i) is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or (ii) is subject to Title IV of ERISA or the funding standards of Section 302 of ERISA is Section 412 of the Code.

             (g) No Employee Benefit Plan provides medical, health, life insurance or other welfare-type benefits for current retirees or future retirees or current former employees or future former employees, their spouses or dependents or any other persons (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code and
      Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations or state continuation coverage laws ("COBRA")).

             (h) The requirements of COBRA have been satisfied with respect to each Employee Benefit Plan, other than requirements for which no liability could arise.

             (i) All contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing (including periods from the first day of the then current plan year to the Closing) for each Employee Benefit Plan shall have been made or accrued on Seller's financial statements and each such plan otherwise does not have nor could have any unfunded liability which is not reflected on Seller's financial statements. Any contribution made or accrued with respect to any Employee Benefit Plan is fully deductible by Seller.

      5.13   COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

             (a)    Except as set forth in PART 5.13(a) OF THE DISCLOSURE
      LETTER:

                    (i) Seller is in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of the Assets;

                    (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement; and

                    (iii) Seller has not received any notice or other
             communication (whether oral or written) from any Governmental Body or any other Person regarding, and Seller is not aware of, any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or any obligation on the part of

             Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

             (b) PART 5.13(b) OF THE DISCLOSURE LETTER contains a complete and accurate list of each Governmental Authorization that is held by Seller. Each Governmental Authorization that is held by Seller or that otherwise relates to the business of Seller, or to any of the Assets (the "Seller Governmental Authorizations") is valid and in full force and effect. Except as set forth in PART 5.13(b) OF THE DISCLOSURE LETTER:

                    (i) Seller is in full compliance with all of the terms and requirements of each Seller Governmental Authorization;

                    (ii) no event has occurred or circumstance exists, to the knowledge of Seller that may (with or without notice or lapse of time) (A) constitute or result in a violation of or a failure to comply with any term or requirement of any Seller Governmental Authorization, or (B) result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Seller Governmental Authorization;

                    (iii) Seller has not received any notice or other written
             communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Seller Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Seller Governmental Authorization; and

                    (iv) all applications required to have been filed for the renewal of Seller Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Seller Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

      The Seller Governmental Authorizations listed in PART 5.13(b) OF THE DISCLOSURE LETTER collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such businesses and to permit Seller to own and use the Assets in the manner in which it currently owns and uses the Assets.

      5.14   LEGAL PROCEEDINGS; ORDERS.

             (a) Except as set forth in PART 5.14(a) OF THE DISCLOSURE LETTER, there is no pending Proceeding:

                    (i) that has been commenced by or against Seller, or to Seller's knowledge that otherwise relates to or may affect the business of Seller, or any of the Assets; or

                    (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

      To the knowledge of Seller, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in PART 5.14(a) OF THE DISCLOSURE LETTER. Also listed in PART 5.14(a) OF THE DISCLOSURE LETTER are all Proceedings commenced or Threatened by or against Seller within the last two (2) years, and a description of the outcome thereof.

             (b)    Except as set forth in PART 5.14(b) OF THE DISCLOSURE
      LETTER:

                    (i) there is no Order to which Seller, or any of the Assets, is subject; and

                    (ii) no officer, director, shareholder, or to Seller's knowledge, agent, or employee of Seller is subject to any Order that prohibits such officer, director, shareholder, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Seller.

             (c)    Except as set forth in PART 5.14(c) OF THE DISCLOSURE
      LETTER:

                    (i) Seller is in full compliance with all of the terms and requirements of each Order to which it, or any of the Assets, is or has been subject;

                    (ii) no event has occurred or circumstance exists that will constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, or any of the Assets, is subject; and

                    (iii) Seller has not received any notice or other written
             communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, or any of the Assets, is or has been subject.

      5.15   ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
PART 5.15 OF THE DISCLOSURE LETTER, since September 30, 1996, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

                    (i) purchase, redemption, retirement, or other acquisition by Seller of any shares of its capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, other than the Permitted Tax Distribution (as defined in Section 9.7 below);

                    (ii) payment by Seller of any bonuses or compensation other than regular salary payments, or nonstandard increase in the salaries, or payment on any debt of Seller, to any stockholder, director, officer, or employee, or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                    (iii) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan;

                    (iv) damage to or destruction or loss of any asset or property of Seller, whether or not covered by insurance, adversely affecting the properties, assets, business or financial condition of Seller;

                    (v) entry into, termination of, or receipt of notice of termination of (A) any license, maintenance, distributorship, dealer, sales representative, consulting, joint venture, credit, or similar agreement, or (B) any Contract or transaction involving a total remaining commitment by Seller of at least $50,000;

                    (vi) loan or advance by Seller to any Person other than sales to customers on credit in the Ordinary Course of Business, or discharge or satisfaction of any liability except in the Ordinary Course of Business;

                    (vii) other than sales of assets made by Seller in the Ordinary Course of Business, sale, lease, or other disposition of any material asset or property of Seller or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease, or other disposition of any of Seller's intellectual property, assets or software (other than liens for taxes not yet due and payable);

                    (viii) cancellation or waiver of any claims or rights with a value to Seller in excess of $50,000;

                    (ix)   change in the accounting methods used by Seller; or

                    (x) agreement, whether oral or written, by Seller to do any of the foregoing.

      5.16   CONTRACTS; NO DEFAULTS; KEY CUSTOMERS.

             (a) PART 5.16(a) OF THE DISCLOSURE LETTER contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies (or forms thereof, where form agreements are used; provided that any and all deviations or changes to the forms in any individual case are described in PART 5.16(a) OF THE DISCLOSURE LETTER), of all Applicable Contracts described in (i) through (xix) below:

                    (i) each Contract that involves executory performance of services or delivery of goods or materials BY Seller of an amount or value in excess of $50,000 and not terminable by Seller on thirty (30) days prior notice without liability (without giving effect to renewal provisions thereof);

                    (ii) each Contract that involves executory performance of services or delivery of goods or materials TO Seller of an amount or value in excess of $50,000 and not terminable by Seller on thirty (30) days prior notice without liability;

                    (iii) each Contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an Encumbrance on the Assets;

                    (iv) each Contract not in the Ordinary Course of Business involving expenditures or receipts of Seller in excess of $50,000 or providing for an express undertaking by Seller to be responsible for consequential damages;

                    (v) each lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property or any personal property (A) with a fair market value in excess of $50,000 or (B) otherwise material to Seller's business;

                    (vi) each license, sublicense and other Contract as to which Seller is a party (as licensor, licensee or otherwise) and pursuant to which Seller or any other Person is authorized to use, sell or license any patents, trademarks, copyrights, tradenames, service marks or other Intellectual Property of Seller;

                    (vii) each Contract with employees, officers, and directors, and Contracts with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment and each agreement providing for Seller to indemnify any Person;

                    (viii) each Contract to which any employee, consultant, or contractor of Seller is bound that in any manner purports to (A) restrict such employee's, consultant's, or contractor's freedom to engage in any line of business or activity or to compete with any other Person, or (B) assign to any other Person such employee's, consultant's, or contractor's rights to any copyright, software, invention, improvement, or discovery, including, without limitation, all Contracts with publishers and artists;

                    (ix) each agreement pursuant to which Seller licenses any intellectual property from, or to, another Person, including without limitation, any trademarks, tradenames or copyrights;

                    (x) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

                    (xi) each Contract containing covenants that in any way purport to restrict Seller's business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

                    (xii) each Contract providing for payments to or by any Person based on sales, purchases, or profits, including distribution, reseller and sales representative agreements;

                    (xiii) each power of attorney from Seller that is currently effective and outstanding;

                    (xiv) each Contract for capital expenditures in excess of $50,000;

                    (xv) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Seller;

                    (xvi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing;

                    (xvii) each agreement or plan, including, without
             limitation, any stock option plan, stock appreciation rights plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions; and

                   (xviii) all Contracts with performers, songwriters,
             composers, designers and writers as well as all recording Contracts; and

                    (xix)  any other material Contract of Seller.

             (b) Except as set forth in PART 5.16(b)(i) OF THE DISCLOSURE LETTER, all of the Contracts listed or required to be listed in PART 5.16(a) OF THE DISCLOSURE LETTER are in full force and effect and are valid and enforceable in accordance with their respective terms (not including the effects of bankruptcy, insolvency, receivership and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity), and, to the knowledge of Seller, no event has occurred or circumstance exists, including, without limitation, the failure of Seller or any distributor to meet any quota or minimum sales or revenue level, that would give any Person (including Seller) the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Contract including, without limitation, the right to cause the release of any Assets currently held in escrow. Except as set forth on PART 5.16(b)(ii) OF THE DISCLOSURE LETTER, none of the Applicable Contracts require any approval or consent as a result of the consummation of the Contemplated Transactions.

             (c) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable to Seller under current or completed Contracts with any Person, and to the knowledge of Seller, no such Person has made demands on Seller for such renegotiation.

             (d) PART 5.16(d) OF THE DISCLOSURE LETTER contains a list of the top twenty-five (25) customers and licensees of Seller (determined by revenues generated by Seller in each of the fiscal years 1995 and 1996) (the "Customers"). Except as set forth in PART 5.16(d) OF THE DISCLOSURE LETTER, to the knowledge of Seller, none of the Customers intend to reduce the level of business with Seller or in any other manner materially alter their relationship with Seller as a result of the Contemplated Transaction or otherwise.

      5.17 INSURANCE. PART 5.17 OF THE DISCLOSURE LETTER contains a complete and accurate list of all insurance policies (including "self-insurance" programs) now maintained by Seller (the "Insurance Policies") and all general liability policies maintained by Seller during the past five years with respect to Seller's business or the Assets and all claims made under any such current or prior insurance policies. The Insurance Policies are in full force and effect, Seller is not in default under any Insurance Policy, and no claim for coverage under any Insurance Policy has been denied. All of the Insurance Policies will be maintained in full force and effect until the Closing Date.

      5.18   ENVIRONMENTAL MATTERS.

             (a) To the knowledge of Seller, Seller has never generated, transported, treated, stored, disposed of or otherwise handled any Hazardous Materials (as defined below) at any site, location or facility in connection with its business, the Assets or its leased premises ("Leased Premises") and to Seller's knowledge, no such Hazardous Materials are present on, in or under the Leased Premises used in connection with the operation of Seller's business, and to Seller's knowledge, such property does not contain

      (including without limitation, containment by means of any underground storage tank) any Hazardous Materials in violation of any applicable Environmental and Safety Requirement (as defined below). To the knowledge of Seller, there are no underground storage tanks on the Leased Premises.

             (b) Seller is (i) in compliance with all applicable Environmental and Safety Requirements, the violation of which would reasonably be expected to result in a liability to Seller or its properties or assets and (ii) possesses all required permits, licenses, certifications and approvals and has filed all notices or applications required thereby or pertaining thereto.


             (c) Seller has never been subject to, or received any notice (written or oral) of, any private, administrative or judicial inquiry, investigation, order or action, or any notice (written or oral) of any intended or Threatened private, administrative, or judicial inquiry, investigation, order or action relating to the presence or alleged presence of Hazardous Materials in, under or upon the Leased Premises, and to Seller's knowledge, there is no reasonable basis for any such inquiry, investigation, order, action or notice; and to Seller's knowledge, there are no pending or Threatened investigations, actions, orders or proceedings (or notices of potential investigations, actions, orders or proceedings) from any governmental agency or any other entity regarding any matter relating to Environmental and Safety Requirements.

             (d) To the Seller's knowledge, no facts, events or conditions with respect to the past or present operations or facilities of Seller exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving Seller, its assets or properties or the Leased Premises under any Environmental and Safety Requirement or related common law theories based on any such fact, event or circumstance, including, without limitation, liability for investigation costs, cleanup costs, personal injury or property damage.

             (e) For purposes of this Agreement, "Environmental and Safety Requirements" means all federal, state and local statutes, laws, rules, regulations, codes, ordinances, orders, standards, permits, licenses, actions, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to protection, preservation or conservation of the environment and public or worker health and safety, all as amended, hereafter amended or reauthorized. For purposes of this Agreement, "Hazardous Materials" means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ.; (ii) hazardous wastes as defined by the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. Section 2011 ET SEQ.; (v) asbestos in any form or condition; (vi) polychlorinated biphenyls; and (vii) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

      5.19 EMPLOYEES. PART 5.19 OF THE DISCLOSURE LETTER contains a complete and accurate list of the following information for each employee of Seller, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since September 30, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under each Employee Benefit Plan. To Seller's knowledge, no current or former employee or current or former officer or director of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or officer or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affected, affects, or will affect (i) the performance of his duties as an employee or officer or director of Seller, or (ii) the ability of Seller to conduct its business, or otherwise produce, manufacture and distribute its products, including any Proprietary Rights Agreement with Seller by any such employee or director.

      5.20 LABOR DISPUTES; COMPLIANCE. Except as set forth in PART 5.20 OF THE DISCLOSURE LETTER, Seller has never been a party to any collective bargaining or other labor Contract. There has never been, there is not presently pending or existing, and to Seller's knowledge there is not Threatened, any strike, slowdown, picketing, work stoppage, labor arbitration, or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting Seller or the Facility, and no application for certification of a collective bargaining agent is pending or, to Seller's knowledge, is Threatened. There is no lockout of any employees by Seller, and no such action is contemplated by Seller. Seller has complied in all respects with all Legal Requirements, and there is no allegation, charge or complaint or Proceeding pending or Threatened against Seller or, to Seller's knowledge, any of its officers, directors or employees, relating to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, and Seller has no knowledge of any reasonable basis for any such allegation, charge, complaint, or Proceeding.

      5.21 INTELLECTUAL PROPERTY. PART 5.21 OF THE DISCLOSURE LETTER sets forth all Intellectual Property used by Seller in the conduct of its business (including, without limitation, the Seller's music catalog). All of Seller's Intellectual Property is owned by it or used pursuant to a license listed on
PART 5.21 OF THE DISCLOSURE LETTER. Except as set forth on PART 5.21 OF THE DISCLOSURE LETTER, (i) Seller owns and possesses all right, title and interest in and to, or has a valid license to use all of the Intellectual Property necessary for the present and continued operation of its business; (ii) to the knowledge of Seller, there is no claim currently outstanding or Threatened contesting the validity, enforceability, use or ownership of any of such Intellectual Property, and to the knowledge of Seller, there is no reasonable basis for any such claim; (iii) Seller has not infringed, misappropriated or otherwise violated, or is now infringing, misappropriating or otherwise violating, any Intellectual Property rights or interests of any third party;
(iv) to the knowledge of Seller, the operation of any aspect of Seller's business does not give rise to any reasonable basis for an allegation of infringement of, misappropriation of, or other conflict with the Intellectual Property rights or interests of any third party; (v) no claim is currently outstanding or Threatened against Seller relating to alleged infringement of, misappropriation of, or other conflict with the Intellectual Property rights or interests of any third party; (vi) to the knowledge of Seller, no third party has infringed, misappropriated or otherwise violated the Intellectual Property rights or interests of Seller, (vii) Seller has not taken any action that has impaired or would reasonably be expected to impair Seller's right, title or interest in any Intellectual Property, and (viii) Seller is not a party to any license agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any Intellectual Property not set forth on PART 5.21 OF THE DISCLOSURE LETTER.

      5.22   [RESERVED].

      5.23 BANK ACCOUNTS. PART 5.23 OF THE DISCLOSURE LETTER contains a complete and accurate list of each bank at which Seller has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw on such accounts or to have access to such boxes.

      5.24   DISCLOSURE.

             (a) No representation or warranty (including the disclosures set forth in the Disclosure Letter) of Seller in this Agreement or in any of the Seller Transaction Documents omits to state a material fact necessary to make the statements herein or therein not misleading.

             (b) No notice given pursuant to Section 7.5 when taken together with the disclosure described in paragraph 5.24(a) will contain any untrue statement or omit to state a material fact necessary to make the statements therein, in this Agreement or in any of the Seller Transaction Documents not misleading.

      5.25   RELATIONSHIPS WITH RELATED PERSONS.  Except as disclosed in PART
5.25 OF THE DISCLOSURE LETTER, the (i) shareholders, directors and officers, and their Related Persons and (ii) to the Seller's knowledge the employees of Seller and their Related Persons, do not have any ownership interest in any of the Assets and to Seller's knowledge, do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller, except for less than 2% of the outstanding capital stock of such person that is publicly traded on any recognized exchange in the over-the-counter market or (b) engaged in competition with Seller, with respect to any line of products or services of Seller (a "Competing Business") in any market presently served by Seller, except for less than 2% of the outstanding capital stock of such person that is publicly traded on any recognized exchange in the over-the-counter market. No shareholder or director of Seller, and to Seller's knowledge, none of their Related Persons, is a party to any Contract with, or has any claim or right against, Seller. All money owed by Seller to its shareholders or directors or their Related Persons (other than for salary) are for bona fide debts and are set forth in PART 5.25 OF THE DISCLOSURE LETTER.

      5.26 BROKERS OR FINDERS. Except as set forth in PART 5.26 OF THE DISCLOSURE LETTER, Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      5.27 SECURITIES. Seller represents that it has received the prospectus, dated March 12, 1996, filed in connection with the initial public offering of the Parent's Common Stock (the "Prospectus"), Parent's Annual Report on Form 10-K for the fiscal year ended May 31, 1996, and all of Parent's quarterly reports on Form 10-Q and current reports on Form 8-K filed since March 12, 1996.

      5.28   [RESERVED.]

      5.29   SECURITIES LAW REPRESENTATIONS.

             (a) Seller represents that it (i) was provided the opportunity to ask questions of and receive answers from Parent, or its representative, concerning the operations, business and financial condition of Parent, and all such questions have been answered to its full satisfaction and any information necessary to verify such responses has been made available to it; (ii) has received such documents, materials and information as it deems necessary or appropriate for evaluation of the Convertible Debentures and the Common Stock of Parent into which they may be converted (the "Common Stock"), and further confirms that it has carefully read and understand these materials and have made such further investigation as was deemed appropriate to obtain additional information to verify the accuracy of such materials; (iii) confirm that the Convertible Debentures were not offered to Seller by any means of general solicitation or general advertising; (iv) believes that Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Convertible Debentures (v) is acquiring the Convertible Debentures for its own account, for investment purposes only, and not with a view towards the sale or other distribution thereof, other than pursuant to an effective resale registration statement in whole or in part or exemption therefrom; (vi) understands that the Convertible Debentures and the Common Stock have not been registered under the securities laws of any state or under the Securities Act and are offered in reliance on exemptions therefrom and that the Convertible Debentures and the Common Stock have not been approved or disapproved by the SEC or by any other federal or state agency; and (vii) understands that (a) owners of the Convertible Debentures and the Common Stock will have only such rights, if any, to require the Convertible Debentures and the Common Stock to be registered under the Securities Act as are provided to purchasers of Convertible Debentures pursuant to the Private Placement; and (b) it may not be possible for it to sell the Convertible Debentures and the Common Stock and accordingly, it may have to hold the Convertible Debentures and the Common Stock, and bear the economic risk of this investment for an extended period of time: The foregoing, however, does not limit or modify the representations and warranties of Buyer in Section 6 of this Agreement or the right of the Seller to rely thereon.

             (b) The Seller agrees with Buyer and Parent that the Convertible Debentures and Common Stock will not be sold or otherwise disposed of except pursuant to (a) an exemption or exclusion from the registration requirements under the Securities Act, which does not require the filing by Parent with the SEC of any registration statement, offering circular or other document, in which case the Seller shall first supply to Parent an opinion of counsel (which opinion of counsel shall be reasonably satisfactory to Parent) that such exemption or exclusion is available, or (b) a registration statement filed by Parent with the SEC under the Securities Act.

             (c) Seller agrees that the certificates for the Convertible Debentures and the Common Stock received shall bear substantially the following legend:

             The securities represented by this Certificate have not been registered under the Securities Act of 1933 or with any state securities commission, and may not be transferred or disposed of by the holder in the absence of a registration statement which is effective under the Securities Act of 1933 and applicable state laws and rules, or unless, immediately prior to the time set for transfer, such transfer can be effected without violation of the Securities Act of 1933 and other applicable state laws and rules.

      In addition, Seller agrees that Parent may place stop transfer orders with its transfer agents, trustees or custodians, as the case may be, with respect to such certificates. The appropriate portions of the legend will be removed from the certificate for the Convertible Debentures or Common Stock, as the case may be, promptly upon delivery to Parent of such satisfactory evidence as may be reasonably required by Parent that such legend is not required to ensure compliance with the Securities Act.


                                      ARTICLE VI

                       REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller as follows:

      6.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own, hold under lease, or otherwise possess or use the properties and assets that it purports to own, hold under lease, or otherwise possess or use, and to perform all its obligations under the contracts to which it is a party or by which it is bound. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which such qualification is required by virtue of the nature of the activities conducted by it. Buyer has delivered to Seller copies of the Organizational Documents of Buyer, as currently in effect.

      6.2    AUTHORITY; NO CONFLICT.

             (a) This Agreement and Buyer's Closing Documents and all other documents entered into by Buyer in connection with the consummation of the Contemplated Transactions (together with the Buyer's Closing Documents, the "Buyer Transaction Documents") constitute the legal, valid, and binding obligation of Buyer enforceable against it in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities. The Agreement and Buyer's Transaction Documents have been duly executed and delivered by Buyer. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Buyer's Transaction Documents and to perform its respective obligations under this Agreement and Buyer's Transaction Documents. The execution and delivery of this Agreement and Buyer's Transaction Documents have been, and the consummation of the Contemplated Transactions as of the Closing Date will have been, duly authorized by all necessary corporate action on the part of Buyer, including any required shareholder approval.

             (b) Neither the execution and delivery of this Agreement and Buyer's Closing Documents by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer or any of its respective assets may be subject; or
      (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement by Buyer or the consummation or performance of any of the Contemplated Transactions by Buyer except for (i) the approval by Buyer's and Parent's stockholders of the Contemplated Transactions and the Private Placement; (ii) the possible filing of a Form 8-K by the Parent with the SEC, and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.

      6.3 CERTAIN PROCEEDINGS. There is no pending proceeding that has been commenced against Buyer or Parent and that challenges or may have the affect of preventing, delaying making illegal or otherwise interfering with any of the Contemplated Transactions. To Buyer's knowledge, no such proceeding has been Threatened.

      6.4 BROKERS OR FINDERS. Buyer and its respective officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      6.5 SECURITIES LAW REPRESENTATION. As of their respective filing dates, all of the documents listed in Section 5.27 complied in all material respects with the requirements of the Exchange Act or the 1933 Act as the case may be, and none of the above documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed by Parent with the SEC.

      6.6    DISCLOSURE.    No representation or warranty of the Buyer in this
Agreement omits to state a material fact necessary to make the statements herein not misleading.


                                     ARTICLE VII

                                 COVENANTS OF SELLER

      7.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement to the Closing Date, Seller and its Representatives will, (i) afford Buyer and its Representatives full and free access to Seller's personnel, properties, contracts, books, and records, and other documents and data, (ii) furnish Buyer and its Representatives with access to or copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (iii) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Consummated Transactions.

      7.2 OPERATION OF THE BUSINESSES OF SELLER. During the period from the Effective Date to the Closing Date, Seller will:

             (a) conduct the business of Seller only in the Ordinary Course of Business, including maintaining the Assets in good repair, order, and condition;

             (b) use its Best Efforts to preserve intact the current business organization of Seller, keep available the services of the current officers, employees, and agents of such Seller, and maintain the relations and goodwill with its suppliers, customers, artists, landlords, creditors, employees, agents, and others having business relationships with Seller;

             (c) confer with Buyer concerning operational matters of a material nature;

             (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of Seller.

      7.3 NEGATIVE COVENANT. Without the prior consent of Buyer, Seller will not take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 5.15 is likely to occur. In addition, from and after the Effective Date until the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Seller will not, and will not permit its directors, officers, employees, representatives, investment bankers, shareholders, agents and affiliates to, directly or indirectly, (i) solicit or encourage submission or any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of Seller to, or (iv) otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than Buyer and its affiliates, representatives and agents), in connection with any Acquisition Proposal. For purposes of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of Seller, whether by way of merger, purchase of any Shares of common stock of Seller, purchase of a substantial portion of the assets of Seller, or otherwise. In addition, from and after the Effective Date until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Seller will not, and will not permit its directors, officers, employees, representatives, investment bankers, shareholders, agents and affiliates to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Buyer). Seller will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

      7.4 REQUIRED APPROVALS AND CONSENTS. As promptly as practicable after the date of this Agreement, Seller will (i) make all filings required by Legal Requirements to be made by it and (ii) obtain all necessary consents or approvals required under the Applicable Contracts (the "Consents"), in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will cooperate with Buyer in connection with any filings required by Legal Requirements to be made by Buyer to consummate the Contemplated Transactions.

      7.5    NOTIFICATION.

             (a) Between the Effective Date and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if or Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

             (b) Should any fact or condition require any change in the disclosure set forth in the Disclosure Letter, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change; provided, however, that such supplements may only be made with respect to claims made, events occurring or arising solely after the date hereof and not arising out of any breach by Seller of its covenants or agreements set forth in this Agreement. Any such supplements to the Disclosure Letter delivered by Seller to Buyer pursuant to the terms of this Section 7.5(b) shall not be deemed a breach by Seller of the applicable representation or warranty to which such supplemental disclosure relates.

             (c) During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this
      Section 7 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9, 10, or 11 impossible or unlikely.

      7.6 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Section 11 to be satisfied.

      7.7 DISCLOSURE LETTER. Seller shall use its Best Efforts to deliver to Buyer a complete Disclosure Letter, as soon as possible, but in no event later than 5 business days after the execution hereof, setting forth the disclosure required pursuant to the terms hereof. Notwithstanding any other provision of this Agreement to the contrary, the parties hereto acknowledge that this Agreement is being executed prior to the delivery of the Disclosure Letter referred to herein. It is a condition to the Buyer's obligations to consummate the Contemplated Transactions and take the other actions required to be taken by Buyer (but not including the delivery of the Deposit to the Seller) at, or prior to, the Closing, that Buyer is satisfied, in its sole discretion, with the disclosures made by Seller in the Disclosure Letter.

                                     ARTICLE VIII

                                  COVENANTS OF BUYER

      8.1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will make any filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will (i) cooperate with Seller in connection with (a) any filings required by Legal Requirements to be made by Seller and (b) obtaining the Consents, in order to consummate the Contemplated Transactions and (ii) use its reasonable best efforts to obtain the release of all guarantees securing or supporting the NationsBank Loan.

      8.2 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 12 to be satisfied.

      8.3 MEETING OF STOCKHOLDERS OF BUYER. Buyer shall take all action necessary in accordance with Delaware law and its Restated Certificate of Incorporation and By-laws to convene a meeting of its stockholders to consider and vote upon the Contemplated Transactions and the Private Placement. Such action shall be taken promptly following the execution and delivery of this Agreement. The Board of Directors of Buyer shall, subject to fiduciary obligations under applicable law as advised by counsel, use its best efforts to solicit and secure from stockholders of Buyer proxies in favor of such approval.

      8.4    NOTIFICATION.

             (a) Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if or Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

             (b) Should any fact or condition require any disclosure (or change to any disclosure) set forth in this Agreement, Buyer will promptly deliver to Seller a written notice specifying such disclosure.

             (c) During the same period, Buyer will promptly notify Seller of the occurrence of any Breach of any covenant of Buyer in this
      Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9, 10, or 11 impossible or unlikely.

                                      ARTICLE IX

                                ADDITIONAL AGREEMENTS

      9.1 PUBLIC DISCLOSURE. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq National Market.

      9.2 AUDITORS' LETTERS. The Seller shall use its Best Efforts to cause Grant Thornton, L.L.P., independent auditors to Seller, at Buyer's expense, to
(i) deliver letters to Buyer, from time to time, from and after the Closing Date, in form and substance reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent auditors in connection with filings with the SEC and (ii) generally cooperate with Buyer, including, without limitation, providing Buyer and its representatives with access to its workpapers relating to Seller.

      9.3 NONASSIGNABLE CONTRACTS. To the extent that the assignment hereunder by Seller to Buyer of any Applicable Contract is not permitted or is not permitted without the consent of any other party to the Applicable Contract, this Agreement shall not be deemed to constitute an assignment of any such Applicable Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Applicable Contract, and Buyer shall not assume any obligations or liabilities thereunder. Without in any way limiting Seller's obligations to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Applicable Contracts and the Assets to Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller's sole responsibilities shall be to (i) continue to use its reasonable efforts to obtain such consents, (ii) cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the assumption by Buyer hereunder of Seller's responsibility for performance of the obligations) under any such Applicable Contracts and (ii) fulfill all of Buyer's reasonable requests in connection with the transfer of such Applicable Contracts.

      9.4 BLUE SKY LAWS. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Convertible Debentures and Common Stock pursuant hereto. Seller shall use its Best Efforts to assist Buyer as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the Convertible Debentures and Common Stock pursuant hereto.

      9.5 CONSULTING, EMPLOYMENT AND NON-COMPETITION AGREEMENTS. Seller shall use its best efforts to deliver or cause to be delivered to Buyer, at the Closing, (i) from each of Brian Hadley and Michael Olson, an executed Employment Agreement, in the form of

EXHIBIT 9.5(a) and (ii) from Don Johnson, an executed Consulting, Employment and Noncompetition Agreement, in the form of EXHIBIT 9.5(b) (collectively, the "Employment and Non-Competition Agreements").

      9.6    CONTROL OF SELLER.   Without limiting the conditions set forth in
Sections 10, 11 and 12 (except to the extent failure of any such condition has occurred by reason of Buyer's actions under this Section 9.6) or the parties rights' under Sections 13 and 14 or any other provision of this Agreement, from and after the close of business on the Effective Date, to and including the close of business on the Closing Date (the "Buyer's Business Period"), the business of Seller shall be operated subject to Buyer's direction and control, and for Buyer's benefit, and Buyer shall, provided the transaction which is the subject of this Agreement is consummated in accordance with its terms, be entitled to all profits and shall bear all losses arising from the operations of Seller's business during such period. Notwithstanding any provision herein to the contrary, the provisions of Section 7.2 shall apply during the Buyer's Business Period as if references to Buyer and Seller contained therein were reversed with respect to Buyer's actions hereunder. During the Buyer's Business
Period:


             (a) Buyer shall be entitled to have its representatives on the premises of Seller and the officers and directors of Seller shall consult with Buyer and shall take into account the business policies and suggestions offered by Buyer's representatives with respect to the operation of Seller's business.

             (b) Separate books and records shall be kept to record the operation of Seller's business during Buyer's Business Period and such accounting and other business procedures shall be carried out as may be appropriate to give effect to the intention of the parties set forth in this Section 9.6. The books of account shall be kept in such form as Seller and Buyer shall deem mutually acceptable. In the event Buyer's actions under this Section 9.6 in connection with the operation of Seller's business during the Buyer's Business Period causes a breach of a representation or warranty of the Seller or the failure of a condition hereunder, such breach or failure shall not constitute a breach or failure by Seller hereunder.

At the Closing, Seller shall without further consideration deliver to Buyer the books and records relating to the Buyer's Business Period along with such assignments and other instruments of conveyance as shall be necessary to vest Buyer with full legal title to all accounts receivable, contracts or other rights and assets including, without limitation, the cash and revenues which arise from the operation of the business during Buyer's Business Period and Seller agrees to execute all documents that Buyer may reasonably require to effectuate such purpose to the end that Buyer shall upon consummation of the transaction which is the subject hereof have the full benefit of all business transactions during Buyer's Business Period.

      9.7    PERMITTED TAX DISTRIBUTION.

             (a) Each of Buyer and Seller agree that the Seller shall be permitted to distribute to its shareholders an amount equal to the federal and state taxes (using a combined state and federal tax rate equal to 43.8%) incurred by each such shareholder with respect to taxable income of the Seller for the period from October 1, 1996 through the date that Buyer (as advised by a Big Six accounting firm) first begins attributing Seller's taxable income to itself (the "Tax Period") (the "Permitted Tax Distribution"). In determining the Permitted Tax Distribution, the taxable income of Seller shall be calculated on a basis consistent with Seller's past practices and in compliance with all laws and regulations. Prior to the Closing, the Seller shall make a reasonable good faith estimate of its taxable income for the Tax Period and use such estimate to prepare the estimated Permitted Tax Distribution and Seller shall (subject to Buyer's agreement that such estimate was determined by Seller in accordance with the terms and intent of this
      Section 9.7(a) make a distribution to its shareholders based on such estimate (the "Estimated Tax Distribution"). Within thirty (30) days after the Closing, Seller shall determine Seller's actual taxable income for the Tax Period (and the resulting actual Permitted Tax Distribution that should have been made), which determination shall be subject to Buyer's agreement that such determination was made in accordance with the terms and intent of this Section 9.7(a)) (the "Actual Tax Distribution"). In the event the Estimated Tax Distribution is less than the Actual Tax Distribution, Buyer shall pay to Seller an amount equal to such deficiency within 5 business days of the determination of the Actual Tax Distribution. In the event the Estimated Tax Distribution is greater than the Actual Tax Distribution, the Seller shall (or cause the Seller's shareholders to) pay to Buyer an amount equal to such overage within 5 business days of the determination of the Actual Tax Distribution. If Buyer and Seller are unable to agree on either the Estimated Tax Distribution or the Actual Tax Distribution, such determination shall be made by Arthur Andersen & Co., and shall be final and binding in all respects against each of the Buyer and Seller. The fees and expenses of Arthur Andersen & Co. in making such determinations shall be borne equally between each of the Buyer and Seller.

             (b) Notwithstanding any provision of this Agreement to the contrary, the payment by Seller of the Permitted Tax Distribution shall not constitute a breach of any representation, warranty or covenant of the Seller contained in this Agreement or a material adverse change as described in Section 11.7 hereof. Further, Seller shall be permitted to make the Permitted Tax Distribution pursuant to the terms of subparagraph
      (a) above notwithstanding the provisions of Section 9.6 hereof.

                                      ARTICLE X

                            MUTUAL CONDITIONS PRECEDENT TO
                             PARTIES' OBLIGATION TO CLOSE

      10.1 MUTUAL CONDITIONS. Each of the parties' obligations to consummate the Contemplated Transactions and to take other actions required to be taken by the parties at the Closing is subject to the satisfaction at or prior to the Closing, of each of the following conditions:

             (a) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

             (b) The stockholders of Buyer and Parent shall have approved the Contemplated Transactions and the Private Placement.

             (c) Parent shall have consummated and obtained net proceeds of at least $30 million from a private placement (the "Private Placement") of convertible debentures to one or more investors, on terms satisfactory in its sole discretion.


                                      ARTICLE XI

                 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS TO CLOSE

      Buyer's obligations to consummate the Contemplated Transactions and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer in whole or in part):

      11.1 ACCURACY OF REPRESENTATIONS. Each of Seller's representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplements pursuant to Section 7.5.

      11.2   THE SELLER'S PERFORMANCE.

             (a) Each of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects.

             (b) Seller must have delivered or caused to be delivered, each of the documents required to be delivered or caused to be delivered, by it pursuant to Section 4.2.

      11.3 CONSENTS. Each of the Consents must have been obtained and must be in full force and effect.

      11.4 ADDITIONAL DOCUMENTS. Seller must have caused the following documents to be delivered to Buyer:

             (a) An opinion of Kaplan, Strangis and Kaplan, P.A., legal counsel to Seller, dated the Closing Date, in the form of
      EXHIBIT 11.4(a);

             (b) A copy of the Shareholders Indemnification Agreement, attached hereto as Exhibit 11.4(b), duly executed by the Seller and all of the Shareholders;

             (c) A copy of the Employment and Non-Competition Agreement, duly executed by the parties thereto;

             (d) A copy of the Indemnity Escrow Agreement, duly executed by Seller; and

             (e) Such other documents as Buyer may reasonably request for the purpose of consummating the Contemplated Transactions.

      11.5 NO PROCEEDINGS. Since the Effective Date, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or
(b) that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

      11.6 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

      11.7 MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the assets, liabilities of any kind, operations, condition (financial or otherwise), operating results, employee, customer or supplier relations, business activities or prospects of Seller since September 30, 1996.

      11.8 DUE DILIGENCE AND DISCLOSURE LETTER. The Buyer shall be satisfied, in its sole discretion, with (i) its due diligence review (and the due diligence review completed by its representatives) of Seller and (ii) the disclosures made by Seller in the Disclosure Letter.

      11.9 NET WORTH OF SELLER. The Net Worth of Seller as of the Closing Date shall be equal to, or greater than, $10,212,712. For purposes of this
Section 11.9, the term "Net Worth" shall mean Seller's total assets less Seller's total liabilities, determined using the same GAAP methodologies and accounting practices used in calculating the Interim Balance Sheet delivered to Buyer by Seller.


                                     ARTICLE XII

                           CONDITIONS PRECEDENT TO SELLER'S
                                 OBLIGATION TO CLOSE

      Seller's obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

      12.1 ACCURACY OF REPRESENTATIONS. Each of Buyer's representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

      12.2   BUYER'S PERFORMANCE.

             (a) Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all respects; and

             (b) Buyer must have delivered each of the documents and payments required to be delivered by them pursuant to Section 4.3.

      12.3 ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Seller:

             (a) An opinion of Katten Muchin & Zavis, legal counsel to Buyer, dated the Closing Date, in the form of EXHIBIT 12.3(a);

             (b) A copy of the Employment and Non-Competition Agreement, duly executed by the Buyer;

             (c) A copy of the Indemnity Escrow Agreement, duly executed by the Buyer; and

             (d) Such other documents as Seller may reasonably request for the purpose of consummating the Contemplated Transactions.


      12.4 NO PROCEEDINGS. Since the Effective Date, there must not have been commenced or Threatened against Seller, or against any Person affiliated with Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or
(b) that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

      12.5 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions by Buyer will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a material violation of, or cause Seller, or any Person affiliated with Seller to suffer any adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

      12.6 MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the assets, operations, condition (financial or otherwise), operating results, employee, customer or supplier relations, business activities or prospects of Buyer since August 31, 1996.

                                     ARTICLE XIII

                                     TERMINATION

      13.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

             (a) By either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

             (b)    (i)    by Buyer, if any of the conditions in Sections 10 or
      11 has not been satisfied as of January 31, 1997 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before January 31, 1997; or

                    (ii) by Seller, if any of the conditions in Sections 10 or 12 has not been satisfied as of January 31, 1997 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before January 31, 1997;

             (c)    By mutual consent of Buyer and Seller; or

             (d) By any party hereto if the Closing shall not have occurred by January 31, 1997; provided that the right to terminate this Agreement under this Section 13.1(d) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

      13.2 EFFECT OF TERMINATION. Subject to the terms of Section 3.1(b), each party's right of termination under Section 13.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Subject to the terms of Section 3.1(b), if this Agreement is terminated pursuant to Section 13.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired and such party shall be entitled to be reimbursed for its expenses incurred prior to the date of such termination in connection with the Contemplated Transactions.


                                     ARTICLE XIV

                                   INDEMNIFICATION

      14.1   SURVIVAL AND LIMITATIONS.

             (a) All representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing until the first anniversary of the Closing Date (the "Sunset Period"), at which time such representations and warranties shall terminate. Notwithstanding the foregoing, a representation and warranty shall continue in effect in the event a claim for breach thereof has been made prior to the expiration of the Sunset Period and shall survive until such claim is fully resolved. The right to indemnification, reimbursement, or other remedy based on such representations and warranties will not be affected by any investigation conducted by Buyer.

             (b) Notwithstanding anything to the contrary set forth in this Agreement but subject to the terms set forth in Section 14.1(d), Seller shall not be liable hereunder to a Buyer Indemnified Party as a result of any misrepresentation or breach of any representation, warranty or covenant contained in this Agreement unless a claim with respect thereto has been made prior to the expiration of the Sunset Period and not until the aggregate amount of the Losses incurred by the Buyer Indemnified Parties (in the aggregate) as a result of any misrepresentations or breaches under this Agreement exceeds $250,000 (the "Basket Threshold"); provided, however, that the Basket Threshold shall not apply to (i) any Losses for which an indemnification obligation under
      Section 14.2(d) or (e) would apply, (ii) any Losses which relate to third party claims which are Excluded Liabilities, (iii) any Losses which relate to third party suits or causes of action which are known by Seller to be pending or Threatened as of the Closing Date, (iv) any Losses which relate to claims by the Harry Fox Agency (except to the extent of the Assumed Fox Liability), and (v) any Losses relating to the Seller's obligations set forth in Section 16.1 below to pay for their own expenses in connection with the Contemplated Transactions. Subject to (i) through
      (v) above, as soon as the Buyer Indemnified Parties incur (in the aggregate) a total of $250,000 of Losses, subject to the terms of Section 14.1(a) above, any and all further Losses (regardless of the amount of any such further Losses) shall be subject to indemnification pursuant to the terms of Section 14.2.


             (c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to the provisions of subparagraph (d) below of this Section 14.1, following the Closing, the aggregate liability of Seller to the Buyer Indemnified Parties shall not exceed $1,875,000 ("Cap"). Further, the Seller shall have no indemnification obligation to satisfy any claim for Losses of the Buyer Indemnified Parties other than through recourse against the Convertible Debentures (or underlying securities to the extent converted) held in escrow pursuant to the Indemnity Escrow Agreement.

             (d) Each of the limitations set forth in subparagraphs (a), (b) and (c) above (including, without limitation, the Sunset Period, the Cap and the Basket) shall in no event apply to any Losses incurred by a Buyer Indemnified Party, directly or indirectly, as a result of (i) a breach of the representations and warranties contained in the third and fifth sentences of Section 5.5 above, (ii) any claims by any third parties relating, directly or indirectly, to any audit or investigation of Seller (or the business or operations conducted by Seller prior to the Closing
      Date) by the Harry Fox Agency for any period prior to the Closing Date, except for the Assumed Fox Liability or (iii) any fraudulent acts committed by Seller or any officer, director, employee, agent or shareholder of Seller.

      14.2 INDEMNIFICATION OF BUYER. Subject to the provisions of Section 14.1, Seller, on behalf of itself and its successors and assigns, hereby agrees to indemnify Buyer and its Affiliates, shareholders, directors, partners, officers, employees, agents, representatives and successors, permitted assigns of Buyer and their respective Affiliates (the "Buyer Indemnified Parties") and save and hold them harmless from and against and pay on behalf of or reimburse the Buyer Indemnified Parties as and when incurred for any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, taxes, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses"), which any Buyer Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

             (a) Any misrepresentation or breach of warranty on the part of Seller under Section 5 of this Agreement or any misrepresentation in or omission from any of the representations, warranties, statements, schedules and exhibits, certificates, Disclosure Letter or other instruments or documents furnished, in writing, to Buyer by Seller made in or pursuant to this Agreement;

             (b) Any nonfulfillment or breach of any covenant or agreement on the part of Seller under this Agreement;

             (c) Any action, demand, proceeding, investigation or claim by any third party (including any Governmental Body) against or affecting any Buyer Indemnified Party which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties, agreements or covenants of Seller;

             (d) Any Losses incurred by Buyer arising out of or relating, directly or indirectly, to any Excluded Liabilities; or

             (e) Any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and either Seller or any Shareholder;

The rights of the Buyer Indemnified Parties to indemnification under parts (b),
(d) and (e) of this Section 14.2 shall apply notwithstanding that the matter in question may be disclosed in the Disclosure Letter, in this Agreement or in any document entered into in connection with the Contemplated Transaction, or may be the subject of, excluded from or beyond the scope of any representation or warranty of Seller in this Agreement.

      14.3 INDEMNIFICATION OF SELLER. Buyer, on behalf of itself and its successors and assigns, hereby agrees to indemnify the Seller and its Affiliates, shareholders, directors, partners, officers, employees, agents, representatives, successors and permitted assigns of Buyer and their respective Affiliates (the "Seller Indemnified Parties") and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Party as and when incurred for any and all Losses which a Seller Indemnified Party may suffer, sustain or became subject to, in connection with, incident to resulting from or arising out of or in any way relating to or by virtue of:

             (a) Any misrepresentation or breach of warranty on the part of Buyer under Section 6 of this Agreement or any misrepresentation in or omission from any of the representations, warranties, statements, schedules and exhibits, certificates or other instruments or documents furnished to Seller by the Buyer made in or pursuant to this Agreement or any other Contemplated Agreement;

             (b) Any nonfulfillment or breach of any covenant or agreement on the part of Buyer under this Agreement or any other Contemplated Agreement;

             (c) Any action, demand, proceeding, investigation or claim by any third party (including governmental agencies) against or affecting a Seller Indemnified Party which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties, agreements or covenants of Buyer;

             (d) Any claim arising out of Buyer's failure to pay, satisfy or discharge the Assumed Liabilities;

             (e) Any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between claimant and Buyer; or

             (f) Any requirement of any federal, state or local taxing authority that Seller recognize taxable income for the period beginning at the end of the Tax Period and ending on the Closing Date.

      14.4 INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or Governmental Body, federal, state or local) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information (other than privileged information) regarding such claim to the Indemnifying Party within thirty (30) business days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within fifteen days (15) after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall


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

not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval which approval shall not be unreasonably withheld. If the parties still fail to agree on the Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel.

             (a) In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15 day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

             (b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

             (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

             (d) Notwithstanding paragraph (b) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) to the extent such claim involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (iv) to the extent such claim imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject


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

      claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

             (e) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

             (f) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 14.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.


                                      ARTICLE XV

                                     DEFINITIONS

      For purposes of this Agreement, the following terms have the meanings specified:

      "AFFILIATES" -- means an affiliate as defined in Rule 405 under the Securities Act, and includes any past and present Affiliate of a Person.

      "APPLICABLE CONTRACT" -- any Contract (a) under which Seller has or may acquire any rights, (b) under which Seller has or may become subject to any obligation or liability, or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

      "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible.

      "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

      "CLOSING DATE" -- the date and time as of which the Closing actually takes place.


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

      "CODE" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement,

                    (i) the execution, delivery, and performance of Seller's Closing Documents and Buyer's Closing Documents; and

                    (ii) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement and each of the Seller Transaction Documents and Buyer Transaction Documents.

      "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "DISCLOSURE LETTER" -- the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

      "ENCUMBRANCE" -- any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

      "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

      "EXCHANGE ACT" -- the Securities Exchange Act of 1934, as amended.

      "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by Seller (or any predecessor Person) and any buildings, plants, or structures currently or formerly owned, leased, or operated by Seller (or any predecessor Person).

      "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the audited financial statements referred to in Section 5.4 were prepared.

      "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "GOVERNMENTAL BODY" -- any:

                    (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;


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

                    (ii) federal, state, local, municipal, foreign, or other government;

                    (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal);

                    (iv)   multi-national organization or body; or

                    (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      "IRS" -- the United States Internal Revenue Service.

      "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, or other constitution, ordinance, regulation, statute, treaty, or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, order, or permit by or with any Governmental Body or to which Seller is a party or by which Seller is bound.

      "ORDER" -- any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                    (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                    (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

                    (iii) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Persons that are in the same line of business as such Person.

      "ORGANIZATIONAL DOCUMENTS" -- (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iii) any amendment to any of the foregoing.

      "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

      "PROCEEDING" -- any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "RELATED PERSON" -- with respect to a particular individual:

                    (i)    each other member of such individual's Family; and

                    (ii) any Person that is directly or indirectly controlled by any one or more members of such individual's Family.

With respect to a specified Person other than an individual:

                    (i) any Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person; and

                    (ii) each Person that serves as a director, executive officer, general partner, executor, or trustee of such specified Person (or in a similar capacity);

For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse and former spouses, (iii) any lineal ancestor or lineal descendant of the individual, or (iv) a trust for the benefit of the foregoing. A Person will be deemed to control another Person, for purposes of this definition, if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management policies of the second Person, (x) through the ownership of voting securities,
(y) through common directors, trustees or officers, or (z) by contract or otherwise).

      "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      "SECURITIES ACT" -- the Securities Act of 1933, 15 U.S.C. Section 77a et seq., as amended, or any successor law.

      "SEC" -- the Securities and Exchange Commission.

      "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).


                                     ARTICLE XVI

                                  GENERAL PROVISIONS


      16.1 EXPENSES. Except as paid prior to the date hereof or otherwise specifically provided for herein, each of Buyer, on one hand, and Seller on the other hand, shall pay all costs and expenses incurred or to be incurred by it or them as the case may be, in negotiating and preparing this Agreement and carrying out the transactions contemplated by this Agreement.

      16.2 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by telecopier, provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three days after sent by Certified U.S. Mail, return receipt requested; or (d) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:                                    with a copy to:

    Intersound, Inc.                       Kaplan, Strangis and Kaplan, P.A.
    Hembre Crest Center                    5500 Norwest Center
    11810 Wills Road                       90 South Seventh Street
    P.O. Box 1724                          Minneapolis, Minnesota 55402
    Roswell, Georgia 30077-1724            Attention:  Robert T. York
    Attention:  Don Johnson                Telecopy No.:  (612) 375-1143
    Telecopy No.:  (770) 664-7316


Buyer:                                     with a copy to:

    Platinum Entertainment, Inc.           Katten Muchin & Zavis
    2001 Butterfield Road                  525 West Monroe Street
    Downers Grove, Illinois  60515         Suite 1600
    Attention:  Steven Devick              Chicago, Illinois  60661-3693
    Telecopy No.:  (630) 769-0049          Attention:   Matthew S. Brown, Esq.
                                                        Adam H. Schecter, Esq.
                                           Telecopy No.:  (312) 902-1061

      16.3 FURTHER ASSURANCES. To the extent consistent with the terms of this Agreement, the parties agree (a) to furnish upon request to each other such further information, (b) to


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

execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of the Contemplated Transactions.

      16.4 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

      16.5 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior oral or written agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) as a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      16.6 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. None of the parties may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

      16.7 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      16.8 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      16.9 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflict of laws principles.


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

      16.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      16.11 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.


      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


BUYER:                                          SELLER:

River North Studios, Inc.                       Intersound, Inc.



By:   /s/ Steven Devick                         By:    /s/ D. Johnson
      -----------------------------------              ------------------------
Its:  Chief Executive Officer and President     Its:   President
      -------------------------------------            ------------------------



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